UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, no par value	POR	New York Stock Exchange
9.31% Medium-Term Notes due 2021	POR 21	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01    Entry into a Material Agreement.

On March 31, 2021, Portland General Electric Company (“PGE” or the “Company”) entered into an unsecured 364-day Credit Agreement (the “Credit Agreement”) among the Company, as Borrower, U.S. Bank National Association, as Administrative Agent and Lender, and CoBank, ACB, as Syndication Agent and Lender (collectively, the “Lenders”). Pursuant to the Credit Agreement, on March 31, 2021, PGE obtained a term loan (the “New Term Loan”) from the Lenders in the aggregate principal amount of $200 million. The Company used a portion of the proceeds of the New Term Loan to repay in full its existing $150 million term loan from the Lenders that would have matured on April 8, 2021 and to pay certain administrative expenses related to the transaction. The Company intends to use the remainder of the proceeds of the New Term Loan for general corporate purposes. The New Term Loan will become due and payable on March 30, 2022.

Generally, amounts outstanding under the Credit Agreement bear interest at a periodic rate of interest equal to LIBOR for U.S. Dollar deposits for the applicable interest period of one, two, three, or six months, plus a margin of 0.70%. The margin will be increased (i) to 0.95%, in the event the Company’s ratings from Standard & Poor’s Rating Service (“S&P”) and Moody’s Investors Service (“Moody’s”) for the Company’s senior unsecured long-term debt securities without third-party credit enhancement fall below levels specified in the Credit Agreement, or (ii) to any higher margin specified in a new credit facility the Company enters into during the term of the Credit Agreement. The Credit Agreement also provides for the establishment of an alternative rate of interest upon the occurrence of certain events related to the phase-out of LIBOR.

The Credit Agreement contains customary covenants, including, without limitation, covenants regarding the preservation and maintenance of the Company’s corporate existence, the preservation of the Company’s property, payment of taxes, compliance with laws, preservation of loan document enforceability, insurance, inspection rights, the provision of certain reports and information, and the requirement to keep the Company’s property and revenues free from certain liens and encumbrances. The Credit Agreement also prohibits the Company from permitting the aggregate outstanding principal amount of all consolidated indebtedness to exceed 65% of its total capitalization as of the end of any fiscal quarter, and places certain restrictions on the Company’s ability to dispose of assets outside the ordinary course of business and to merge or consolidate with a third party. As of December 31, 2020, the Company’s debt to total capital ratio, if calculated under this agreement, would have been approximately 56%. Further, upon the occurrence of certain events of default, the Company’s obligations under the Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the Credit Agreement, cross defaults to other credit facilities, covenant defaults, and other customary defaults.

The disclosure in this Item 1.01 is qualified in its entirety by the provisions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.
10.1
Credit Agreement dated as of March 31, 2021 among Portland General Electric Company, the Borrower; the Lenders; U.S. Bank National Association, as Administrative Agent; and CoBank, ACB as Syndication Agent.

104	Cover page information from Portland General Electric Company’s Current Report on Form 8-K filed April 1, 2021, formatted in iXBRL (Inline Extensible Business Reporting Language).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	April 1, 2021	By:	/s/ James A. Ajello
James A. Ajello
Senior Vice President of Finance, Chief Financial Officer, and Treasurer
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